Exhibit 99.1

Fred’s, Inc. Announces Appointment of Neeli Bendapudi to its Board of Directors

MEMPHIS, Tenn.--(BUSINESS WIRE)--February 27, 2018--Fred’s Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today announced that Neeli Bendapudi has been appointed to the Company’s Board of Directors, effective March 21, 2018. The appointment follows the retirement of Mary McNabb from the Board after nearly 13 years of service.

Neeli Bendapudi is the Provost, Executive Vice Chancellor and a Professor of Marketing at the University of Kansas. Prior to that, she served as the Dean of the KU School of Business from 2011 to 2016. She currently serves on the board of Lancaster Colony Corporation (NASDAQ: LANC), an approximately $3.3B market cap diversified manufacturer and marketer of consumer products, and is a member of their Compensation and Nominating & Governance Committees. Prior board experience includes Sheetz, Inc., a family-owned convenient store chain with over 500 stores and over $6 billion of revenue based in Altoona, PA and Freightquote.com, a private freight broker which was acquired for $365MM by C.H. Robinson in 2014.

“We are pleased to welcome Neeli to the Fred’s Board,” said Heath Freeman, Chairman of the Board of Directors. “Neeli’s expertise in marketing, talent and customer experience will be a terrific addition and we look forward to immediate contributions.”

“I am excited to be joining the Fred’s Board of Directors,” said Dr. Bendapudi. “And I am eager to transfer my diverse experience in business and academia and begin working with the rest of the Board and management.”

“We are delighted to welcome Neeli to our Board of Directors,” said Mike Bloom, Chief Executive Officer. “Neeli’s leadership skills, business acumen and marketing experience across a variety of sectors will help position Fred’s for long-term growth and success.”

Mr. Freeman concluded, “Mary has been a distinguished member of the Fred’s Board for many years and has provided valuable counsel and insight. On behalf of the Board and management, I would like to thank Mary for her service to Fred’s and wish her all the best.”

About Neeli Bendapudi

Neeli Bendapudi is the University of Kansas Provost and Executive Vice Chancellor, and a professor of marketing at the KU School of Business. She holds a doctorate from the University of Kansas, and she has taught at Texas A&M and The Ohio State University. Her research, which has focused on customer willingness and ability to maintain long-term relationships with firms and with the employers and brands that represent them, has appeared in the Journal of Marketing, Journal of Marketing Research, Journal of Retailing and Harvard Business Review, among others.

Dr. Bendapudi has taught at the undergraduate, MBA, Executive MBA and Ph.D. levels, and has received numerous college, university and national teaching awards. She has experience on public and private boards, and served as EVP and Chief Customer Officer of Huntington National Bank.

About Fred’s Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 13 franchised locations, and three specialty pharmacy-only locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and increasing our pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449